As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333-128801

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

NATIONAL ATLANTIC HOLDINGS CORPORATON
(Exact name of registrant as specified in its charter)

New Jersey	6331	22-3316586
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Paragon Way
Freehold, NJ 07728
(732) 665-1100
(Address of principal executive offices, including zip code)

NATIONAL ATLANTIC HOLDINGS CORPORATION
2004 STOCK AND INCENTIVE PLAN

James V. Gorman
Chairman and Chief Executive Officer
National Atlantic Holdings Corporation
4 Paragon Way
Freehold, NJ 07728
(732) 665-1100
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael Groll, Esq.
Gary Boss, Esq.
Dewey & LeBoeuf, L.L.P.
1301 Avenue of the Americas
New York, NY 10019-6092

DEREGISTRATION OF SECURITIES

On July 31, 2008, pursuant to the Agreement and Plan of Merger ("Merger Agreement") dated as of March 13, 2008 and subsequently amended and restated, among Palisades Safety and Insurance Association, an insurance exchange organized under NJSA 17:50-1 et seq. ("Palisades"), Apollo Holdings, Inc., a New Jersey corporation wholly owned by Palisades (the "Merger Sub"), and National Atlantic Holdings Corporation, a New Jersey corporation (the "Company"), the Merger Sub merged into and with the Company with the Company continuing as the surviving entity.  Immediately following the merger, the Company became a wholly-owned subsidiary of Palisades.  Each common share of the Company (other than shares of Company common stock owned by us and our subsidiaries), no par value of the Company, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.25 in cash, without interest.

As a result, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including the Company's Registration Statement on Form S-8 (File No. 333-128801) (the "Registration Statement").  In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company's common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock under the Registration Statement which remained unsold as of the effective time of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Freehold, State of New Jersey, on this 31st day of July, 2008.

NATIONAL ATLANTIC HOLDINGS CORPORATION
By:	/s/ James V. Gorman
By: James V. Gorman
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 31st day of July, 2008.

Signature	Title
/s/ James V. Gorman	Chief Executive Officer, Director
James V. Gorman /s/ Frank J. Prudente	Chief Financial Officer, Treasurer
Frank J. Prudente /s/ Mark A. Heid	Controller
Mark A. Heid /s/ Candace L. Straight	Director
Candace L. Straight /s/ Peter A. Cappello, Jr.	Director
Peter A. Cappello, Jr. /s/ Martin Krupnick	Director
Martin Krupnick /s/ Neal Golding	Director
Neal Golding